For immediate release	Contact:	Joseph Fitzgerald
December 4, 2003		(310) 449-3660

METRO-GOLDWYN-MAYER INC. COMMENCES

DUTCH AUCTION TENDER OFFER

Metro-Goldwyn-Mayer Inc. (NYSE: MGM) announced today that it has commenced a “Dutch Auction” tender offer to purchase up to 10,000,000 shares of its common stock at a price per share not less than $16.25 and not greater than $18.00. Earlier, on November 12, 2003, MGM had announced that it intended to commence the offer before the end of this year.

The number of shares proposed to be purchased in the Dutch Auction tender offer represents approximately 14.4% of the publicly held shares of MGM (i.e., the shares not owned directly or indirectly by the directors or executive officers of MGM or by Tracinda Corporation or Kirk Kerkorian) and approximately 4.1% of MGM’s currently outstanding shares. The purchase will be financed primarily from cash on hand, from free cash flow and, if necessary, from the Company’s existing revolving credit facility. The closing price per share of MGM’s common stock on the NYSE on December 3, 2003 was $16.38 per share.

The tender offer will expire at 5:00 p.m., New York City time, on Thursday, January 15, 2004, unless extended by MGM. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time on or prior to the expiration of the tender offer.

MGM’s largest shareholder, Tracinda Corporation, has advised MGM that Tracinda Corporation and Kirk Kerkorian do not intend to tender any shares beneficially owned by them. MGM’s other directors and its executive officers also have advised MGM that they do not intend to tender any shares in the tender offer.

Under the procedures for a Dutch Auction tender offer, MGM’s shareholders will have the opportunity to tender some or all of their shares at a price within the $16.25 to $18.00 range per share. Based on the number of shares tendered and the prices specified by the tendering shareholders, MGM will determine the lowest per-share price within the range that will enable it to buy 10,000,000 shares, or such lesser number of shares that are properly tendered and not withdrawn. All shares accepted in the tender offer will be purchased at the same determined price per share regardless of whether the shareholder tendered at a lower price. If holders of more than 10,000,000 shares properly tender and do not withdraw their shares at or below the determined price per share, then MGM will purchase shares tendered by those shareholders owning fewer than 100 shares without proration, and all other shares will be purchased on a pro rata basis, subject to the conditional tender offer provisions that will be described in the offer to purchase that is being distributed to shareholders. Shareholders whose shares are purchased in the offer will be paid the determined purchase price net in cash, without interest, after the expiration of the offer period. The offer is not contingent upon any minimum number of shares being tendered. The offer is subject, however, to a number of other terms and conditions described in the offer to purchase that is being distributed to shareholders. No brokerage fees or commissions will be charged to holders who tender their shares.

Neither MGM nor its Board of Directors, financial advisor, dealer manager or information agent is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares into the tender offer. Shareholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by MGM.

Page 2—MGM Dutch Tender Offer

The financial advisor and dealer manager for the tender offer is Morgan Stanley & Co. Incorporated and the information agent is D.F. King & Co., Inc. The depositary is Mellon Investor Services LLC. The offer to purchase and related documents are being mailed to shareholders of record and also will be made available for distribution to beneficial owners of MGM’s common stock. For questions and information, please call the information agent toll free at 800-549-6697.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF MGM COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT MGM IS DISTRIBUTING TO ITS SHAREHOLDERS. SHAREHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SHAREHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, THE OFFER TO PURCHASE AND OTHER DOCUMENTS THAT MGM IS FILING WITH THE SECURITIES AND EXCHANGE COMMISSION AT THE COMMISSION’S WEB SITE AT WWW.SEC.GOV. SHAREHOLDERS AND INVESTORS ALSO MAY OBTAIN A COPY OF THESE DOCUMENTS, AS WELL AS ANY OTHER DOCUMENTS THAT MGM HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE, FROM D.F. KING, THE INFORMATION AGENT FOR THE TENDER OFFER, TOLL FREE AT 800-549-6697. SHAREHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

Metro-Goldwyn-Mayer Inc. (NYSE: MGM), through its Metro-Goldwyn-Mayer Studios Inc. subsidiary, is actively engaged in the worldwide production and distribution of entertainment product, including motion pictures, television programming, home video, interactive media, music, and licensed merchandise. The Company owns the largest modern film library in the world, consisting of approximately 4,000 titles. Its operating units include MGM Pictures, United Artists, MGM Television Entertainment, MGM Networks, MGM Distribution Co., MGM Worldwide Television Distribution, MGM Home Entertainment, MGM On Stage, MGM Consumer Products, MGM Music, MGM Interactive and MGM Online. In addition, MGM has ownership interests in international television channels reaching over 100 countries around the globe. For more information on MGM, visit MGM Online at http://www.mgm.com.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. FORWARD-LOOKING STATEMENTS TYPICALLY CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING WORDS, SUCH AS “MAY,” “WILL,” “COULD,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “EXPECT,” “ESTIMATE,” “CONTINUE,” “POTENTIAL,” “PLAN,” “INTEND,” “FORECAST,” AND THE LIKE. THESE INCLUDE STATEMENTS REGARDING OUR CURRENT INTENTIONS, PLANS, STRATEGIES, BELIEFS AND EXPECTATIONS. FORWARD-LOOKING STATEMENTS DO NOT GUARANTEE FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED.

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